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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                          iEntertainment Network, Inc.
                  ---------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, $0.10 par value per share
                  ---------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    45838M104
                   -------------------------------------------
                                 (CUSIP NUMBER)


                        RGC International Investors, LDC
                     c/o Rose Glen Capital Management, L.P.
                          3 Bala Plaza East, Suite 501
                               251 St. Asaphs Road
                              Bala Cynwyd, PA 19004
                             Attn: Gary S. Kaminsky
                                 (610) 617-5900


                                December 17, 2001
                   -------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|      Rule 13d - 1(b)
             |X|      Rule 13d - 1(c)
             |_|      Rule 13d - 1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP NO. 45838M104                13G                        PAGE 2 OF 9 PAGES
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1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   RGC International Investors, LDC
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   (a)   |_|
   (b)   |_|
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Cayman Islands
-------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
NUMBER OF
SHARES                 0
BENEFICIALLY       ------------------------------------------------------------
OWNED BY           6.  SHARED VOTING POWER
EACH
REPORTING              2,980,518
PERSON             ------------------------------------------------------------
WITH               7.  SOLE DISPOSITIVE POWER

                       0
                   ------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       2,980,518
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,980,518
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*            N/A                          |_|
-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.99%(1)
-------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         00
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Based upon information contained in that certain Series D Preferred Stock Exchange Agreement dated as of December 17, 2001 between iEntertainment Network, Inc. and RGC International Investors, LDC, the number of shares of Common Stock issued and outstanding is 29,832,329.


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CUSIP NO. 45838M104                13G                        PAGE 3 OF 9 PAGES
-------------------------------------------------------------------------------


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Rose Glen Capital Management, L.P.
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   (a)   |_|
   (b)   |_|
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
NUMBER OF
SHARES                 0
BENEFICIALLY       ------------------------------------------------------------
OWNED BY           6.  SHARED VOTING POWER
EACH
REPORTING              2,980,518
PERSON             ------------------------------------------------------------
WITH               7.  SOLE DISPOSITIVE POWER

                       0
                   ------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       2,980,518
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,980,518
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*            N/A                          |_|
-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.99%(1)
-------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Based upon information contained in that certain Series D Preferred Stock Exchange Agreement dated as of December 17, 2001 between iEntertainment Network, Inc. and RGC International Investors, LDC, the number of shares of Common Stock issued and outstanding is 29,832,329.


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CUSIP NO. 45838M104                13G                        PAGE 4 OF 9 PAGES
-------------------------------------------------------------------------------


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   RGC General Partner Corp.
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   (a)   |_|
   (b)   |_|
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
NUMBER OF
SHARES                 0
BENEFICIALLY       ------------------------------------------------------------
OWNED BY           6.  SHARED VOTING POWER
EACH
REPORTING              2,980,518
PERSON             ------------------------------------------------------------
WITH               7.  SOLE DISPOSITIVE POWER

                       0
                   ------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       2,980,518
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,980,518
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*            N/A                          |_|
-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.99%(1)
-------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT


(1) Based upon information contained in that certain Series D Preferred Stock Exchange Agreement dated as of December 17, 2001 between iEntertainment Network, Inc. and RGC International Investors, LDC, the number of shares of Common Stock issued and outstanding is 29,832,329.


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CUSIP NO. 45838M104                13G                        PAGE 5 OF 9 PAGES
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ITEM 1(a).        NAME OF ISSUER:

                  iEntertainment Network, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  124-126 Quade Drive, Cary, North Carolina 27513

ITEM 2(a).        NAME OF PERSON FILING:

                  See Item 2(c) below.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  See Item 2(c) below.

ITEM 2(c).        CITIZENSHIP:

                  RGC International Investors, LDC ("RGC")
                  c/o SEI Fund Resources International, Ltd.
                  Styne House, Upper Hatch Street
                  Dublin, Ireland 2
                  Cayman Islands limited duration company

                  Rose Glen Capital Management, L.P. ("Rose Glen") 3 Bala Plaza East, Suite 501
                  251 St. Asaphs Road
                  Bala Cynwyd, Pennsylvania 19004
                  Delaware limited partnership

                  RGC General Partner Corp. ("Partner")
                  3 Bala Plaza East, Suite 501
                  251 St. Asaphs Road
                  Bala Cynwyd, Pennsylvania 19004
                  Delaware corporation

     RGC is a private investment fund. Rose Glen is the investment manager of RGC, and Partner is the general partner of Rose Glen.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.10 per share

ITEM 2(e).        CUSIP NUMBER:

                  45838M104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) |_| Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) |_| Bank as defined in Section 3(a)(6) of
                          the Exchange Act;
                  (c) |_| Insurance company as defined in
                          Section 3(a)(19) of the Exchange Act;
                  (d) |_| Investment company registered under Section 8 of the
                          Investment Company Act;
                  (e) |_| An investment adviser in accordance with Rule
                          13-d(b)(1)(ii)(E);
                  (f) |_| An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) |_| A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) |_| A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

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CUSIP NO. 45838M104                13G                        PAGE 6 OF 9 PAGES
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                  (i) |_| A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4.           OWNERSHIP.

                  (a) Amount beneficially owned:

                      2,980,518 shares of Common Stock

                  (b) Percent of Class:

                      9.99% as of the date of filing this statement. Based upon information contained in that certain Series D Preferred Stock Exchange Agreement dated as of December 17, 2001 between iEntertainment Network, Inc. and RGC, the number of shares of Common Stock issued and outstanding is 29,832,329.

                  (c) Number of shares to which such person has:

                      (i)   Sole power to vote or to direct the vote:

                            0

                      (ii)  Shared power to vote or to direct the vote:

                            See Item 4(a) above.

                      (iii) Sole power to dispose or to direct the disposition
                            of:

                            0

                      (iv) Shared power to dispose or direct the disposition of:

                            See Item 4(a) above.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  RGC has granted to Rose Glen, as investment manager, the sole power to manage RGC's investments.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

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CUSIP NO. 45838M104                13G                        PAGE 7 OF 9 PAGES
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ITEM 9.           NOTICE OF DISSOLUTION OF A GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO. 45838M104                13G                        PAGE 8 OF 9 PAGES
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                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      RGC International Investors, LDC
                                        By: Rose Glen Capital Management, L.P.
                                          By: RGC General Partner Corp.


Dated:  December 21, 2001                By: /s/ Gary S. Kaminsky
                                              --------------------------------
                                              Gary S. Kaminsky
                                              Managing Director


                                      Rose Glen Capital Management, L.P.
                                        By: RGC General Partner Corp.



Dated:  December 21, 2001                 By: /s/ Gary S. Kaminsky
                                              --------------------------------
                                              Gary S. Kaminsky
                                              Managing Director


                                      RGC General Partner Corp.


Dated:  December 21, 2001                 By: /s/ Gary S. Kaminsky
                                              --------------------------------
                                              Gary S. Kaminsky
                                              Managing Director


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CUSIP NO. 45838M104                13G                        PAGE 9 OF 9 PAGES
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                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is used in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.10 per share, of iEntertainment Network, Inc., and that this Agreement be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.



                                      RGC International Investors, LDC
                                        By: Rose Glen Capital Management, L.P.
                                          By: RGC General Partner Corp.


Dated:  December 21, 2001                 By: /s/ Gary S. Kaminsky
                                              --------------------------------
                                              Gary S. Kaminsky
                                              Managing Director


                                      Rose Glen Capital Management, L.P.
                                        By: RGC General Partner Corp.



Dated:  December 21, 2001                 By: /s/ Gary S. Kaminsky
                                              --------------------------------
                                              Gary S. Kaminsky
                                              Managing Director


                                      RGC General Partner Corp.


Dated:  December 21, 2001                 By: /s/ Gary S. Kaminsky
                                              --------------------------------
                                              Gary S. Kaminsky
                                              Managing Director